Exhibit 99.2

Partnership Contact:
Brian Meilton
(614) 643-0314
ir@OxfordResources.com

Oxford Resource Partners, LP to Present at the 2011 Wells Fargo Securities 10th Annual Pipeline, MLP and E&P, Services
and Utilities Symposium

COLUMBUS, Ohio, December 5, 2011 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) announced today that Senior Vice President and Chief Financial Officer Jeffrey M. Gutman will present at the 2011 Wells Fargo Securities 10th Annual Pipeline, MLP and E&P, Services and Utilities Symposium in New York City on Tuesday, December 6, 2011. A copy of the related prepared presentation will be posted to the investor relations section of the Partnership’s website and also furnished to the SEC on Form 8-K.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. The Partnership markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For the nine months ended September 30, 2011, the Partnership sold 6.4 million tons and it currently operates 22 active mines that are managed as eight mining complexes. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about Oxford is routinely posted on and accessible at www.OxfordResources.com.